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                                   EXHIBIT 14

                               GENESEE CORPORATION

                            FINANCIAL CODE OF ETHICS
                             (ADOPTED JUNE 12, 2003)

The Chief Executive Officer, Chief Financial Officer and any other Genesee Corporation Officer or employees involved in Genesee Corporation's finance function (individually and collectively, the "Finance Employees") play an important role in corporate governance in that they are uniquely capable and empowered to ensure that the interests of all stakeholders are appropriately balanced, protected and preserved. This Financial Code of Ethics (the "Code") provides principles to which Genesee Corporation employees are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and other stakeholders. Finance Employees are expected to abide by this Code as well as any other applicable Genesee Corporation policies or guidelines relating to the areas covered by this Code. Any violations of the Code may result in disciplinary action, up to and including immediate termination.

All Finance Employees of Genesee Corporation will:

     - Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     - Provide stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.

     - Comply with rules and regulations of federal, state and local governments, and other appropriate private and public agencies.

     - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

     - Respect the confidentiality of information acquired in the course of their work, except when authorized or otherwise legally obligated to disclose.

     - Avoid using confidential information acquired in the course of their work for personal advantage.

     - Share knowledge and maintain skills important and relevant to the performance of their responsibilities and to protect, preserve and enhance stakeholder's interests.

     - Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

     - Achieve responsible use of and control over all assets and resources employed or entrusted.